PRESS RELEASE

Contact:

Hai Tran, Chief Financial Officer

BioScrip

952-979-3768

BIOSCRIP REPORTS FOURTH QUARTER 2013 FINANCIAL RESULTS

ELMSFORD, N.Y., February 26, 2014 – BioScrip, Inc. (NASDAQ: BIOS) today announced 2013 fourth quarter financial results. Fourth quarter revenue from continuing operations was $243.5 million and the net loss from continuing operations was $15.4 million, or $0.23 per basic and diluted share.

As a result of the sale of the Company's traditional and specialty pharmacy mail operations and community retail pharmacy stores on May 4, 2012 (the "Pharmacy Services Asset Sale"), the Company's financial statements reflect the discontinued operations' results for the three and twelve months ended December 31, 2013 and 2012, separate from the continuing operations of the business. The remaining assets and liabilities of the divested business that were not transferred as a part of the Pharmacy Services Asset Sale are included in continuing operations.

Fourth Quarter Highlights

•	Revenue from continuing operations increased by $62.8 million, or 34.7%, as compared to the prior year. Revenue from the Infusion Services segment increased by $76.4 million, or 56.3%, as compared to the prior year. Organic revenue growth for the Infusion Services segment remained in the double digits year-over-year;

•	Gross profit from continuing operations was $74.9 million, or 30.8% of revenue, as compared to $60.4 million, or 33.4% of revenue, in the prior year period. Gross profit margin from the Infusion Services segment increased by 60 basis points from the prior year, offset by declines in gross profit margins in the non-core segments;

•	Adjusted EBITDA from continuing operations was $13.0 million, an increase of $0.9 million over the prior year. Adjusted EBITDA from the Infusion Services segment increased by $8.5 million, or 76.7% as compared to the prior year, offset by continued weakness in the non-core segments. Adjusted EBITDA also included a $5.4 million favorable adjustment to the fair value of contingent consideration relating to our infusion acquisitions, offset by a $5.6 million increase in the bad debt provision. Adjusted EBITDA was further impacted by the timing of cost reductions executed throughout the fourth quarter of 2013, and $0.3 million in recruiting expenses related to the expansion of the Board; and

•	The Company has executed on a profit improvement plan that is expected to yield more than $10 million of annualized savings and reductions in operating expenses. These cost reductions began at the end of the third quarter of 2013 in conjunction with the acquisition of CarePoint and are substantially complete. The Company continues to evaluate other opportunities to drive improved operating leverage.

•	The integration of HomeChoice is essentially complete and the acquisition is delivering EBITDA margins between 12% and 14% as originally contemplated. The improved EBITDA margins are driven primarily by synergies from enhanced purchasing capabilities, the leveraging of operating infrastructure and consolidation of overlapping locations.

“Fourth quarter and full year 2013 results reflect the progress we’ve made on growing our infusion business and streamlining our cost structure consistent with our strategic plan. The national infusion platform that we have carefully built over the past three years is starting to deliver results. On a consolidated basis, fourth quarter EBITDA grew by 7.8% and revenues grew by 34.7% over the prior year period, further underscoring the strength of our infusion program,” said Rick Smith, President and Chief Executive Officer of BioScrip.

"We believe that 2014 is off to a strong start. The recently announced agreement to sell our Home Health division, combined with our debt refinancing, enhances our financial flexibility and allows us to focus on growing our infusion platform to drive shareholder value creation. Our strong clinical programs, customer-focused model and flexible go-to-market approach are the cornerstones of our infusion program and position us very well in the industry,” concluded Smith.

Results of Operations

Fourth Quarter 2013 versus Fourth Quarter 2012

Revenue from continuing operations for the fourth quarter of 2013 totaled $243.5 million, compared to $180.7 million for the same period a year ago, an increase of $62.8 million or 34.7%. Infusion Services segment revenue was $212.0 million in the fourth quarter as compared to $135.6 million for the same period in 2012. The 56.3% increase was driven primarily by the acquisitions of HomeChoice and CarePoint, as well as continued strong organic growth.

Consolidated gross profit for the fourth quarter of 2013 was $74.9 million, or 30.8% of revenue, compared to $60.4 million, or 33.4% of revenue, for the fourth quarter of 2012. The increase in gross profit was the result of the acquisitions of HomeChoice and CarePoint and organic growth. The decline in gross profit margin percentage resulted primarily from declines in non-core segments, as well as growth of lower-margin Infusion Services revenues as a percent of total revenue versus the higher margin non-core segment revenue.

During the fourth quarter of 2013, Infusion Services segment Adjusted EBITDA was $19.5 million, or 9.2% of segment revenue, compared to $11.0 million, or 8.1% of segment revenue, in the prior year quarter. The 76.7% improvement in Adjusted EBITDA in the Infusion Services segment resulted primarily from organic revenue growth and the HomeChoice and CarePoint acquisitions. Infusion Services segment Adjusted EBITDA also included a $5.4 million favorable adjustment to the fair value of contingent consideration relating to our infusion acquisitions, offset by a $5.6 million increase in the bad debt provision.

Home Health Services segment revenue was $18.0 million for the fourth quarter of 2013, as compared to $18.3 million in the prior year quarter. Home Health Services segment Adjusted EBITDA in the fourth quarter of 2013 was $0.3 million, or 1.9% of segment revenue. This compares to segment Adjusted EBITDA of $1.8 million, or 10.1% of segment revenue, in the comparable prior year period. The decrease in Adjusted EBITDA margin percentage in the Home Health Services segment was primarily due to increased volume of lower-margin private duty nursing.

PBM Services segment revenue was $13.5 million for the fourth quarter of 2013, compared to $26.8 million for the prior year period. The decline was related to the termination of a large but low-margin client during the first quarter of 2013, and declines in discount card revenue primarily driven by the pricing cap related to a large discount pharmacy retailer. PBM Services segment Adjusted EBITDA was $1.7 million, or 12.7% of segment revenue, for the fourth quarter of 2013 compared to $6.3 million, or 23.5% of segment revenue, in the prior year quarter.

On a consolidated basis, BioScrip reported $13.0 million of Adjusted EBITDA during the fourth quarter of 2013, or 5.3% of total revenue, compared to $12.1 million, or 6.7% of total revenue, in the same period last year. Adjusted EBITDA was impacted by the timing of cost reductions executed throughout the fourth quarter of 2013, and $0.3 million in recruiting expenses related to the expansion of the Board.

Interest expense in the fourth quarter of 2013 was $8.0 million compared to $6.4 million in the prior year period.

Income tax expense for continuing operations in the fourth quarter of 2013 was $2.6 million compared to an income tax benefit of $1.8 million in the prior year period.

The loss from continuing operations, net of taxes, for the fourth quarter of 2013 was $15.4 million, or a loss of $0.23 per basic and diluted share, compared to a net loss of $1.4 million, or $0.03 per basic and diluted share, in the prior year period.

Twelve Months Ended 2013 versus Twelve Months Ended 2012

Revenue from continuing operations for the twelve months ended December 31, 2013 totaled $842.2 million, compared to $662.6 million for the same period a year ago, a 27.1% increase. Infusion Services segment revenue was $697.3 million for the twelve months ended December 31, 2013, compared to $481.6 million for the same period in 2012. The 44.8% increase was driven primarily by organic growth and additional revenue related to the acquisition of HomeChoice and CarePoint during 2013.

Consolidated gross profit for the twelve months ended December 31, 2013, was $271.8 million, or 32.3% of revenue, compared to $225.0 million, or 33.9% of revenue, in the comparable prior year period. The net increase in gross profit was due primarily to the acquisitions of HomeChoice and CarePoint and organic growth. Consolidated gross profit margin percentage was primarily impacted by declines in non-core segments, as well as growth of lower-margin Infusion Services revenues as a percent of total revenue versus the higher margin non-core segment revenue.

During the twelve months ended December 31, 2013, Infusion Services Segment Adjusted EBITDA was $60.7 million, or 8.7% of segment revenue, compared to $36.8 million, or 7.6% of segment revenue, in the prior year.

Home Health Services segment revenue for the twelve months ended December 31, 2013, was $72.3 million, compared to $69.2 million in the prior year. The 4.5% increase was primarily the result of volume growth in private duty nursing activity. Home Health Services Segment Adjusted EBITDA for the twelve months ended December 31, 2013 was $2.9 million, or 4.0% of segment revenue. This compares to Segment Adjusted EBITDA of $5.4 million, or 7.8% of segment revenue, in the prior year.

PBM Services segment revenue for the twelve months ended December 31, 2013 was $72.6 million, compared to $111.9 million for the prior year period. The 35.1% decrease was primarily due to the termination of a large but low-margin client during the first quarter of 2013, and declines in discount card revenue primarily driven by the pricing cap related to a large discount pharmacy retailer. PBM Services Segment Adjusted EBITDA was $17.1 million, or 23.6% of segment revenue, for the twelve months ended December 31, 2013 compared to $25.7 million, or 22.9% of segment revenue, in the prior year.

On a consolidated basis, BioScrip reported $48.6 million of Adjusted EBITDA for the twelve months ended December 31, 2013, or 5.8% of total revenue, compared to $41.1 million, or 6.2% of total revenue, in the prior year.

Interest expense for the twelve months ended December 31, 2013 was $28.2 million compared to $26.1 million in the prior year.

Income tax expense from continuing operations for the twelve months ended December 31, 2013 was $2.5 million, compared to an income tax benefit of $4.4 million in 2012.

The loss from continuing operations, net of taxes, for the twelve months ended December 31, 2013 was $53.6 million, or $0.84 per basic and diluted share, compared to a net loss of $8.3 million, or $0.15 per basic and diluted share, in the prior year.

Liquidity and Capital Resources

For the twelve months ended December 31, 2013, BioScrip used $38.5 million in net cash from continuing operating activities, compared to cash provided of $49.9 million during the twelve months of 2012, a decrease of $88.4 million. The increase in cash used in operating activities was primarily due to the loss from continuing operations net of income taxes of $53.6 million, as well as an increase in net accounts receivables of $58.2 million as a result of the acquisitions and organic growth. As of December 31, 2013, the Company’s cash balance was $1.0 million and it had $435.6 million of outstanding debt. Subsequent to year end, BioScrip issued $200 million aggregate principal amount of 8.875% Senior Notes due 2021. The net proceeds of $194.5 million were used to pay down amounts outstanding under the Company’s Senior Secured First Lien Revolving Credit Facility and a portion of its Senior Secured First Lien Term Loan B. On February 1, 2014, the Company entered into a Stock Purchase Agreement to sell its Home Health business for approximately $60 million in cash. The transaction, subject to customary closing conditions, is expected to close on March 31, 2014. Net proceeds from the sale are expected to be used to pay down outstanding debt.

Outlook

BioScrip’s 2014 projected financial performance contemplates the following:

-	Infusion Services segment revenue is expected to grow by over 20% with double digit organic revenue growth;
-	The projected growth in Infusion Services segment revenue is anticipated to be offset by declines in the PBM Services segment and the sale of the Home Health Services business;
-	Gross profit margin percentage for the Infusion Services segment is targeted to improve by 200 basis points by the end of 2014;
-	Consolidated gross profit margin percentage is forecasted to decline due to the sale of the Home Health Services business, the decline in the PBM Services segment gross profit margin and the mix of business as the lower gross profit margin Infusion Services segment is on pace to grow faster than the higher margin PBM Services segment;
-	Infusion Services segment Adjusted EBITDA margin percentage is targeted at 10% by the fourth quarter;
-	Seasonality in the Infusion Services segment in the fourth quarter typically generates the highest Adjusted EBITDA of the year and the first quarter typically generates the lowest Adjusted EBITDA of the year; and
-	Corporate Overhead is projected to be less than $8.0 million per quarter.

Conference Call

BioScrip will host a conference call to discuss its fourth quarter 2013 financial results on February 27, 2014 at 8:30 a.m. Eastern Time. Interested parties may participate in the conference call by dialing 800-616-4018 (US), or 303-223-2680 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available for two weeks after the call's completion by dialing 800-633-8284 (US) or 402-977-9140 (International) and entering conference call ID number 21708103. An audio webcast and archive will also be available for 30 days under the "Investor Relations" section of the BioScrip website at www.bioscrip.com.

About BioScrip, Inc.

BioScrip, Inc. is a leading national provider of infusion and home care solutions. BioScrip partners with physicians, healthcare payors, government agencies, hospital systems and pharmaceutical manufacturers to provide patients access to post-acute care services. BioScrip operates with a commitment to bring customer-focused pharmacy and related healthcare infusion therapy services into the home or alternate- site setting. By collaborating with the full spectrum of healthcare professionals and the patient, BioScrip provides cost-effective care that is driven by quality, customer service, and values that promote positive outcomes and an enhanced quality of life for those it serves. BioScrip provides its infusion and home care services from 108 locations across 29 states.

Forward-Looking Statements – Safe Harbor

This press release includes statements that may constitute "forward-looking statements," including projections of certain measures of the Company's results of operations, projections of certain charges and expenses, and other statements regarding the Company's goals, regulatory approvals and strategy. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. In some cases, forward-looking statements can be identified by words such as "may," "should," "could," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "predict," "potential," "continue" or comparable terms. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause or contribute to such differences include but are not limited to risks associated with: the Company's ability to integrate the CarePoint business and other acquisitions; the Company's ability to grow its Infusion segment organically or through acquisitions and obtain financing in connection therewith; the Company’s ability to complete the sale of the Home Health Services Business; its ability to reduce operating costs while sustaining growth; reductions in federal, state and commercial reimbursement for the Company's products and services; increased government regulation related to the health care and insurance industries; as well as the risks described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 2012 and its quarterly report on Form 10-Q for the quarter ended September 30, 2013. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company's situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Reconciliation to Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), the Company is also reporting EBITDA, Adjusted EBITDA, and Adjusted EPS, which are non-GAAP financial measures. EBITDA, Adjusted EBITDA and Adjusted EPS are not measurements of financial performance under GAAP and should not be used in isolation or as a substitute or alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as a substitute or alternative to cash flow from operating activities or a measure of our liquidity. In addition, the Company's definitions of EBITDA, Adjusted EBITDA and Adjusted EPS may not be comparable to similarly titled non-GAAP financial measures reported by other companies. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, as defined by the Company, represents net income before net interest expense, loss on extinguishment of debt, income tax expense, depreciation and amortization, stock-based compensation expense, acquisition and integration expenses, restructuring-related expenses and investments in start-up operations. As part of restructuring, the Company may incur significant charges such as the write down of certain long−lived assets, temporary redundant expenses, retraining expenses, potential cash bonus payments and potential accelerated payments or terminated costs for certain of its contractual obligations. Adjusted EPS, as defined by the Company, represents earnings per basic and diluted share, excluding the same elements in calculating Adjusted EBITDA as well as the impact of acquisition-related intangible amortization. Management believes that these non-GAAP financial measures provide useful supplemental information regarding the performance of our business operations and facilitates comparisons to our historical operating results. For a full reconciliation of EBITDA, Adjusted EBITDA and Adjusted EPS to the most comparable GAAP financial measures, please see the attachments to this earnings release.

Schedule 1

BIOSCRIP, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)

	December 31, 2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$1,001	$62,101
Receivables, less allowance for doubtful accounts of $19,213 and $22,212 at December 31, 2013 and December 31, 2012, respectively	187,301	129,103
Inventory	34,341	34,034
Prepaid expenses and other current assets	14,313	10,189
Total current assets	236,956	235,427
Property and equipment, net	41,612	23,721
Goodwill	605,121	350,810
Intangible assets, net	32,224	17,446
Deferred financing costs	17,184	2,877
Investments in and advances to unconsolidated affiliate	-	10,042
Other non-current assets	3,761	2,053
Total assets	$936,858	$642,376
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$60,257	$953
Accounts payable	64,342	34,438
Claims payable	2,547	7,411
Amounts due to plan sponsors	5,090	18,173
Accrued interest	2,173	5,803
Accrued expenses and other current liabilities	39,897	41,491
Total current liabilities	174,306	108,269
Long-term debt, net of current portion	375,322	225,426
Deferred taxes	15,107	10,291
Other non-current liabilities	17,540	4,981
Total liabilities	582,275	348,967
Stockholders' equity
Preferred stock, $.0001 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.0001 par value; 125,000,000 shares authorized; 70,711,439 and 59,600,713 shares issued and 68,128,919 and 57,026,957 shares outstanding as of December 31, 2013 and 2012, respectively	7	6
Treasury stock, 2,582,520 shares at cost	(10,311)	(10,311)
Additional paid-in capital	519,625	388,798
Accumulated deficit	(154,738)	(85,084)
Total stockholders' equity	354,583	293,409
Total liabilities and stockholders' equity	$936,858	$642,376

Schedule 2

BIOSCRIP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Product revenue	$206,090	$132,785	$675,684	$471,506
Service revenue	37,422	47,953	166,511	191,131
Total revenue	243,512	180,738	842,195	662,637

Cost of product revenue	142,332	92,214	466,155	325,271
Cost of service revenue	26,297	28,131	104,226	112,406
Total cost of revenue	168,629	120,345	570,381	437,677

Gross profit	74,883	60,393	271,814	224,960
% of revenues	30.8%	33.4%	32.3%	33.9%

Selling, general and administrative expenses	65,865	49,087	233,038	184,491
Change in fair value of contingent consideration	(5,374)	-	(5,786)	-
Bad debt expense	9,935	3,358	20,963	14,035
Acquisition and integration expenses	3,105	2,241	16,130	4,046
Restructuring and other expenses	4,261	1,446	7,771	5,143
Amortization of intangibles	1,870	1,113	6,671	3,957
Income (loss) from operations	(4,779)	3,148	(6,973)	13,288
Interest expense, net	8,029	6,362	28,197	26,067
Loss on extinguishment of debt	-	-	15,898	-
Loss from continuing operations, before income taxes	(12,808)	(3,214)	(51,068)	(12,779)
Income tax provision (benefit)	2,569	(1,795)	2,538	(4,439)
Loss from continuing operations, net of income taxes	(15,377)	(1,419)	(53,606)	(8,340)
Income (loss) from discontinued operations, net of income taxes	(3,182)	8,599	(16,048)	73,047
Net income (loss)	$(18,559)	$7,180	$(69,654)	$64,707

Income (loss) per common share:
Loss from continuing operations, basic and diluted	$(0.23)	$(0.03)	$(0.84)	$(0.15)
Income (loss) from discontinued operations, basic and diluted	(0.05)	0.15	(0.25)	1.30
Income (loss), basic and diluted	$(0.28)	$0.12	$(1.09)	$1.15

Weighted average shares outstanding, basic and diluted	68,097	56,922	64,560	56,239

Schedule 3
BIOSCRIP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2013	2012
Cash flows from operating activities:
Net (loss) income	$(69,654)	$64,707
Less: Income (loss) from discontinued operations, net of income taxes	(16,048)	73,047
Loss from continuing operations, net of income taxes	(53,606)	(8,340)
Adjustments to reconcile net loss from continuing operations to net cash provided (used in) by operating activities:
Depreciation	13,555	8,513
Amortization of intangibles	6,671	3,957
Amortization of deferred financing costs	2,260	1,261
Change in fair value of contingent consideration	(5,786)	-
Change in deferred income tax	4,816	(4)
Compensation under stock-based compensation plans	9,450	6,122
Loss on disposal of fixed assets	-	156
Loss on extinguishment of debt	15,898	-
Equity in earnings of unconsolidated affiliate	675	-
Changes in assets and liabilities, net of acquired business:
Receivables, net of bad debt expense	(31,861)	101,230
Inventory	4,939	(15,249)
Prepaid expenses and other assets	(368)	3,726
Accounts payable	22,136	(48,200)
Claims payable	(4,864)	(4,354)
Amounts due to plan sponsors	(13,084)	(7,046)
Accrued interest	(3,627)	(22)
Accrued expenses and other liabilities	(5,735)	8,112
Net cash provided by (used in) operating activities from continuing operations	(38,531)	49,862
Net cash provided by (used in) operating activities from discontinued operations	(16,048)	(22,978)
Net cash (used in) provided by operating activities	(54,579)	26,884
Cash flows from investing activities:
Purchases of property and equipment, net	(25,617)	(10,986)
Cash consideration paid for acquisitions, net of cash acquired	(282,981)	(43,046)
Net cash proceeds from sale of unconsolidated affiliate	8,617	-
Cash advances to unconsolidated affiliate	(2,363)	-
Cash consideration paid to DS Pharmacy	-	(2,935)
Cash consideration paid for unconsolidated affiliate, net of cash acquired	-	(10,652)
Net cash used in investing activities from continuing operations	(302,344)	(67,619)
Net cash provided by investing activities from discontinued operations	-	161,499
Net cash provided by (used in) investing activities	(302,344)	93,880
Cash flows from financing activities:
Proceeds from stock offering	118,382	-
Proceeds from new credit facility, net of fees paid to issuers	378,091	-
Repayment of 10 1/4% senior unsecured notes	(237,397)	-
Borrowings on line of credit	449,559	1,244,050
Repayments on line of credit	(409,559)	(1,307,872)
Principal payments on long-term debt	(5,000)	-
Repayments of capital leases	(802)	(3,278)
Net proceeds from exercise of employee stock compensation plans	2,549	8,611
Surrender of stock to satisfy minimum tax withholding	-	(174)
Net cash provided by (used in) financing activities	295,823	(58,663)
Net change in cash and cash equivalents	(61,100)	62,101
Cash and cash equivalents - beginning of period	62,101	-
Cash and cash equivalents - end of period	$1,001	$62,101
DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$22,598	$25,589
Cash paid during the period for income taxes, net of refunds	$242	$3,137
DISCLOSURE OF NON-CASH TRANSACTIONS:
Capital lease obligations incurred to acquire property and equipment	$145	$20

Schedule 4

BIOSCRIP, INC AND SUBSIDIARIES

Reconciliation between GAAP and Non-GAAP Measures
(in thousands)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012
Results of Operations:
Revenue:
Infusion Services - product revenue	$206,090	$132,785	$675,684	$471,506
Infusion Services - service revenue	5,892	2,838	21,643	10,080
Total Infusion Services revenue	211,982	135,623	697,327	481,586

Home Health Services - service revenue	18,037	18,320	72,276	69,190
PBM Services - service revenue	13,493	26,795	72,592	111,861

Total revenue	$243,512	$180,738	$842,195	$662,637

Adjusted EBITDA by Segment before corporate overhead:
Infusion Services	$19,476	$11,024	$60,677	$36,764
Home Health Services	336	1,844	2,884	5,401
PBM Services	1,713	6,292	17,110	25,659
Total Segment Adjusted EBITDA	21,525	19,160	80,671	67,824

Corporate overhead	(8,512)	(7,090)	(32,042)	(26,755)
Consolidated Adjusted EBITDA	13,013	12,070	48,629	41,069

Interest expense, net	(8,029)	(6,362)	(28,197)	(26,067)
Loss on extinguishment of debt	-	-	(15,898)	-
Income tax (expense) benefit	(2,569)	1,795	(2,538)	4,439
Depreciation	(5,257)	(2,398)	(13,555)	(8,513)
Amortization of intangibles	(1,870)	(1,113)	(6,671)	(3,957)
Stock-based compensation expense	(2,190)	(1,724)	(9,450)	(6,122)
Acquisition and integration expenses	(3,105)	(2,240)	(16,130)	(4,046)
Restructuring and other expenses and investments	(5,370)	(1,447)	(9,796)	(5,143)
Loss from continuing operations, net of taxes	$(15,377)	$(1,419)	$(53,606)	$(8,340)

Supplemental Operating Data

Capital Expenditures:
Infusion Services			$15,972	$6,685
Home Health Services			69	171
PBM Services			-	-
Corporate unallocated			9,576	4,130
Total Capital Expenditures			$25,617	$10,986

Depreciation Expense:
Infusion Services			$8,640	$4,347
Home Health Services			75	111
PBM Services			-	-
Corporate unallocated			4,840	4,055
Total Depreciation Expense			$13,555	$8,513

Total Assets:
Infusion Services			$794,006	$438,623
Home Health Services			64,428	62,403
PBM Services			25,239	36,354
Corporate unallocated			53,169	95,813
Assets associated with discontinued operations, not sold			16	9,183
Total Assets			$936,858	$642,376

Goodwill:
Infusion Services			$558,593	$304,282
Home Health Services			33,784	33,784
PBM Services			12,744	12,744
Total Goodwill			$605,121	350,810

Schedule 5

BIOSCRIP, INC AND SUBSIDIARIES

Reconciliation between GAAP and Non-GAAP Earnings Per Share
(in thousands)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013 (1)	2012 (2)	2013 (3)	2012 (4)
Loss from continuing operations, net of income taxes	$(15,377)	$(1,419)	$(53,606)	$(8,340)
Non-GAAP adjustments, net of income taxes:
Restructuring and other related costs and investments	5,372	871	9,796	3,099
Loss on extinguishment of debt	-	-	15,898	-
Acquisition and integration expenses	3,105	1,350	16,130	2,438
Amortization of intangibles	1,870	671	6,671	2,384
Compensation under stock-based compensation plans	2,190	1,039	9,450	3,689
Non-GAAP net income (loss) from continuing operations	$(2,840)	$2,511	$4,339	$3,270

Loss per share from continuing operations, basic and diluted	$(0.21)	$(0.03)	$(0.84)	$(0.15)
Non-GAAP adjustments, net of income taxes:
Restructuring and other related costs and investments	0.08	0.02	0.15	0.06
Loss on extinguishment of debt	-	-	0.25	-
Acquisition and integration expenses	0.05	0.02	0.25	0.04
Amortization of intangibles	0.03	0.01	0.10	0.04
Compensation under stock-based compensation plans	0.03	0.02	0.15	0.07
Non-GAAP earnings per share from continuing operations, basic and diluted	$(0.02)	$0.04	$0.06	$0.06

Weighted average shares outstanding, basic and diluted	68,097	56,922	64,560	56,239

(1) For the three months ended December 31, 2013 non-GAAP net loss from continuing operations adjustments are net of tax, calculated using an annual effective tax rate offset by the effect of our net operating loss carryforwards. Because of our net operating loss carryforwards, there is no tax effect related to the non-GAAP adjustments above for the three months ended December 31, 2013.

(2) For the three months ended December 31, 2012, non-GAAP net income from continuing operations adjustments are net of tax, calculated using an annual effective tax rate method. The tax expense netted against restructuring and other expenses and investments, acquisition and integration expenses, amortization of intangibles, and stock-based compensation expense was $575, $891, $442 and $685, or $(0.01), $(0.02), $(0.01), and $(0.01) per share, respectively.

(3) For the year ended December 31, 2013 non-GAAP net loss from continuing operations adjustments are net of tax, calculated using an annual effective tax rate offset by the effect of our net operating loss carryforwards. Because of our net operating loss carryforwards, there is no tax effect related to the non-GAAP adjustments above for the year ended December 31, 2013.

(4) For the year ended December 31, 2012, non-GAAP net income from continuing operations adjustments are net of tax, calculated using an annual effective tax rate method. The tax expense netted against restructuring and other expenses and investments, acquisition and integration expenses, amortization of intangibles, and stock-based compensation expense was $2,044, $1,608, $1,573 and $2,433, or $(0.04), $(0.03), $(0.03), and $(0.04) per share, respectively.